Exhibit 23.2

                           Chang G. Park, CPA, Ph. D.
                 371 E STREET CHULA VISTA CALIFORNIA 91910-2615
         TELEPHONE (858)722-5953 FAX (858) 408-2695 FAX (858) 764-5480
                          E-MAIL changgpark@gmail.com


February 6, 2008

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of December 27, 2007 on the reviewed financial statements of Sanook Enterprises, Inc. as of November 30, 2007, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/ Chang G. Park
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Chang G. Park, CPA